Exhibit 99.1

BEACON FEDERAL BANCORP, INC.

PRESS RELEASE

Beacon Federal Bancorp, Inc. Announces Financial Results for the 1st Quarter of 2009

East Syracuse, New York (April 30, 2009) – Beacon Federal Bancorp, Inc. (“the Company”) (NASDAQ: “BFED”) announced today net income for the quarter ended March 31, 2009 of $436,000, compared to net income of $964,000 for the quarter ended March 31, 2008.  Basic and diluted earnings per share for the quarters ended March 31, 2009 and 2008 were $0.06 and $0.14, respectively.  Highlights for the quarter ended March 31, 2009 were as follows:

◆	Net interest income rose by 20.7%, to $6.7 million, compared to $5.6 million for the same period a year ago.

◆	Net interest margin increased to 2.75% from 2.47% for the same period a year ago.

◆	Provision for loan losses increased by $1.7 million, when compared to the same period a year ago.

◆
As a result of the early adoption of FASB Staff Position (FSP) SFAS No. 115-2 and SFAS No. 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” the Company recognized a $2.0 million cumulative effect adjustment which increased retained earnings with an offset to other comprehensive loss.  The initial adoption of this FSP had no impact on equity, but increased regulatory capital by $2.0 million.

◆
The Company recognized a $424,000 other-than-temporary impairment charge in earnings for the first quarter of 2009 related to the credit losses on one collateralized mortgage obligation and one trust preferred security.  During the quarter ended March 31, 2008, the Company recognized an impairment loss on securities of $528,000.

◆	The Company completed the repurchase of $3.0 million of its common stock during the quarter ended March 31, 2009.

◆
On March 30, 2009, the Board of Directors authorized the Company’s second stock repurchase program of 363,963 shares.  The second repurchase program was completed on April 8, 2009, which brings the total shares repurchased to 747,079.

◆	On March 23, 2009, a cash dividend was paid of $.04 per common share.

Net interest income increased to $6.7 million for the three months ended March 31, 2009, compared to $5.6 million for the three months ended March 31, 2008, due primarily to a lower cost of funds.  The cost of funds decreased 90 basis points, while the yield on interest-earning assets declined by only 41 basis points.

Non-interest income increased by 4.6%, or $54,000 to $1.2 million for the three months ended March 31, 2009.  Non-interest income increased due to higher service charges on deposit accounts and gain on sales of loans, partially offset by lower earnings on the Company’s BOLI investment and the absence of gain on sale of securities in the 2009 period.

Provision for loan losses increased to $2.6 million for the quarter ended March 31, 2009 from $900,000 for the comparable 2008 period.  The increase in the provision for loan losses resulted from an increase in nonperforming commercial real estate and commercial business loans, the higher level of charge-offs in the commercial and consumer lending areas, an increase in classified assets and overall growth of the loan portfolio.  Annualized net charge-offs to average loans outstanding for the quarters ended March 31, 2009 and 2008 were ..28% and .10%, respectively.

Non-interest expense increased 11.3% to $4.7 million for the quarter ended March 31, 2009 from $4.2 million for the quarter ended March 31, 2008.  The change was due primarily to a $289,000 (or 14.0%) increase in salaries and employee benefits, a $72,000 (or 79.1%) increase in FDIC premium expense, a $241,000 prepayment penalty on FHLB advances, and a $60,000 (or 8.8%) increase in other non-interest expenses, partially offset by a $43,000 (or 26.1%) decrease in audit and examination expenses, a $34,000 credit to provision for loss on servicing assets and a $424,000 other-than-temporary impairment charge related to the credit losses on one collateralized mortgage obligation and one trust preferred security, compared to the $528,000 impairment loss on securities recognized during the March 2008 quarter.  The prepayment penalty on FHLB advances was incurred to improve the net interest margin and allow short-term funding of anticipated growth in the near term.

Income taxes decreased due to a lower level of pre-tax income and effective tax rate.  The effective tax rate was 34.6% for the three months ended March 31, 2009, compared to 40.1% for the three months ended March 31, 2008.

Total assets increased to $1.04 billion at March 31, 2009 from $1.02 billion at December 31, 2008.  The increase was the result of a $25.1 million increase in cash and cash equivalents, an $18.5 million increase in net loans, and a $5.0 million increase in loans held for sale, net of a $23.3 million decrease in trading account assets and a $7.3 million decrease in securities.  The increase in assets was funded by a $30.4 million increase in deposits net of a $10.0 million decrease in borrowings.  Equity decreased $2.5 million, or 2.5%, to $99.6 million at March 31, 2009 from $102.1 million at December 31, 2008.

Ross J. Prossner, President and CEO, said “We improved our net interest margin by substantially lowering our deposit costs.  Our average rate on deposits was 2.86% for the first quarter of 2009, compared to 4.03% for the same quarter in 2008.  Average non-interest-bearing deposits increased to $30.6 million for the quarter ended March 31, 2009 from $25.9 million for the comparable period last year.  Our interest rate spread improved by 49 basis points to 2.40% for the three months ended March 31, 2009 from 1.91% for the three months ended March 31, 2008.”

He added, “We continue to add to our allowance for loan losses as weak economic conditions persist in our commercial and residential real estate lending markets.  Our allowance for loan losses now represents 1.58 % of our portfolio, compared to 1.36% at December 31, 2008.”

He further commented, “Although the FDIC special assessment imposed on all banks will reduce our earnings in the near future, we continue to focus our efforts to enhance shareholder value.  During the first quarter, we repurchased 383,116 shares of our common stock at an average price of $8.00 per share.  The repurchases contributed to the increase in our tangible book value per share to $13.68 at March 31, 2009 from $13.32 at December 31, 2008.”

Beacon Federal Bancorp, Inc., through its subsidiary, Beacon Federal, offers banking and related financial services to both individual and commercial customers.  The Bank is headquartered in East Syracuse, New York, with six full-service branches in Marcy and Rome, New York, Smartt and Smyrna, Tennessee, Tyler, Texas and Chelmsford, Massachusetts.  The Company’s common stock is traded on the NASDAQ Global Market under the symbol “BFED.”

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases.  The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

Contact:
Randy J. Wiley
Treasurer
Beacon Federal Bancorp, Inc.
5000 Brittonfield Parkway
East Syracuse, NY 13057
(315) 433-0111 x 1550

BEACON FEDERAL BANCORP, INC.
Financial Highlights

	At	At
	March 31,	December 31,
	2009	2008
	(Unaudited)
	(In thousands, except per share data)
Selected Financial Condition Data:
Total assets	$1,040,111	$1,021,343
Cash and cash equivalents	43,389	18,297
Trading account assets	-	23,337
Securities available for sale, at fair value	134,264	139,803
Securities held to maturity	21,547	23,315
Loans, net	789,243	770,695
Federal Home Loan Bank of New York stock, at cost	12,436	13,080
Deposits	656,836	626,467
FHLB advances	208,641	218,641
Securities sold under agreement to repurchase	70,000	70,000
Stockholders' equity	99,577	102,085
Other Data:
Stockholders' equity per outstanding common share	$13.68	$13.32

	Three Months Ended
	March 31,
	2009	2008
	(Unaudited)
	(In thousands, except per share data)
Selected Operating Data:

Interest income	$13,812	$13,636
Interest expense	7,084	8,061
Net interest income	6,728	5,575
Provision for loan losses	2,570	900
Net interest income after
provision for loan losses	4,158	4,675
Non-interest income	1,224	1,170
Non-interest expense	4,715	4,235
Income before income taxes	667	1,610
Income tax expense	231	646
Net income	$436	$964
Basic and diluted earnings per share	$0.06	$0.14

Asset Quality Ratios:
Non-performing loans to total loans	1.21%	0.18%
Non-performing assets to total assets	0.95%	0.17%
Annualized net charge-offs to average loans
outstanding	0.28%	0.10%
Allowance for loan losses to non-
performing loans at end of period	130.00%	567.12%
Allowance for loan losses to total loans
at end of period	1.58%	1.04%